PRESS RELEASE

FOR IMMEDIATE RELEASE

OPENTV'S SPECIAL COMMITTEE APPOINTS FINANCIAL AND LEGAL ADVISORS

San Francisco, Calif., March 16, 2009 - OpenTV Corp. (NASDAQ: OPTV), a leading software and technology provider of advanced digital television solutions, announced today that the Special Committee of its Board of Directors has appointed UBS Securities LLC as its independent financial advisor in connection with its review of the proposal from Kudelski SA to acquire all of the Class A ordinary shares of OpenTV Corp. not currently owned by Kudelski or its affiliates. In addition, the Special Committee has retained Covington & Burling LLP to serve as its independent legal counsel.

There can be no assurance that an agreement on terms satisfactory to the Special Committee will result from its evaluation or negotiation of the proposal from Kudelski SA or that any transaction recommended by the Special Committee will be completed.

About OpenTV

OpenTV, a British Virgin Islands company, is one of the world's leading providers of advanced digital television solutions dedicated to creating and delivering compelling viewing experiences to consumers of digital content worldwide. The company's software has been integrated in more than 121 million devices around the world and enables enhanced program guides, video-on-demand, personal video recording, enhanced television, interactive and addressable advertising and a variety of enhanced television applications. For more information, please visit www.opentv.com.

Investor Contact: Press Contact:

Denise Roche Christine Oury

Brainerd Communicators OpenTV

Tel: 1 212-986-6667 Tel: 1 415-962-5433

roche@braincomm.com coury@opentv.com